SECURED TERM NOTE
                                -----------------

      FOR VALUE RECEIVED, each of THOMAS EQUIPMENT, INC., a Delaware corporation ("Thomas Equipment"), and THOMAS VENTURES, INC., a Delaware corporation ("Thomas Ventures") and together with Thomas Equipment, each a "Borrower" and collectively the "Borrowers") jointly and severally promises to pay to LAURUS MASTER FUND, LTD., c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, Fax:
345-949-8080 (the "Holder") or its registered assigns or successors in interest, on order, the sum of Eight Million Five Hundred Thousand Dollars ($8,500,000), together with any accrued and unpaid interest hereon, on May 12, 2009 (the "Maturity Date") if not sooner paid.

      Capitalized terms used herein without definition shall have the meanings ascribed to such terms in that certain Security and Purchase Agreement dated as of November 9, 2004 among Borrowers and the Holder (as amended by that certain letter agreement dated as of the date hereof by and among the Borrowers and the Holder and as otherwise heretofore or hereafter amended, modified, restated and supplemented from time to time, the "Security Agreement").

The following terms shall apply to this Note:

                                   ARTICLE I
                              INTEREST & REDEMPTION

      1.1. Interest Rate. Subject to Sections 2.9 and 4.7 hereof, interest payable on the outstanding principal amount of this Note (the "Principal Amount") shall accrue at a rate per annum equal to the sum of (i) the "prime rate" published in The Wall Street Journal from time to time (the "Prime Rate"), plus three percent (3%) (the "Cash Contract Rate"), plus (ii) five percent (5%) (the "PIK Contract Rate") (the sum of (i) and (ii) shall be referred to as the "Contract Rate"). The Cash Contract Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in the Prime Rate. The Cash Contract Rate shall not at any time be less than ten percent (10%). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on June 1, 2006 and on the first Business Day of each consecutive calendar month thereafter through and including the Maturity Date, whether by acceleration or otherwise (each date upon which interest shall be so payable, an "Interest Payment Date"). Through any Interest Payment Date, interest on the Principal Amount that shall have accrued at the Cash Contract Rate and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, a "Cash Interest Amount") shall be paid in immediately available funds by Borrowers to the Holder on such Interest Payment Date. Through any Interest Payment Date, interest on the Principal Amount that shall have accrued at the PIK Interest Rate and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, a "PIK Interest Amount") shall not be paid on such Interest Payment Date. All outstanding PIK Interest Amounts shall be due and payable on the Maturity Date. Notwithstanding any other provision of this Note, Borrowers may, in their sole discretion, pay any PIK Interest Amount on any Interest Payment Date in immediately available funds without any premium or penalty.

      1.2. Principal Payments. Amortizing payments of the Principal Amount shall be made, jointly and severally, by the Borrowers on October 1, 2006 and on the first business day of each succeeding month thereafter through and including the Maturity Date (each, an "Amortization Date"). Commencing on the first Amortization Date, the Borrowers shall, jointly and severally, make monthly payments to the Holder on each Repayment Date, each such payment in the amount of $265,625 together with any accrued and unpaid Cash Interest Amount on such portion of the Principal Amount plus any and all other unpaid amounts which are then owing under this Note, the Security Agreement and/or any other Ancillary Agreement (collectively, the "Monthly Amount"). Any outstanding Principal Amount together with any accrued and unpaid Cash Interest Amounts and PIK Interest Amounts and any and all other unpaid amounts which are then owing by the Borrowers to the Holder under this Note, the Security Agreement and/or any other Ancillary Agreement shall be due and payable on the Maturity Date.

      1.3. Optional Redemption. The Borrowers may prepay this Note ("Optional Redemption") by paying to the Holder a sum of money a sum of money equal to one hundred and five percent (105%) of the principal amount of this Note together with accrued but unpaid Cash Interest Amounts and PIK Interest Amounts and any and all other sums due, accrued or payable to the Holder arising under this Note, the Security Agreement and/or any other Ancillary Agreement (the "Redemption Amount"), in each case, outstanding on the Redemption Payment Date (as defined below). Thomas Equipment shall deliver to the Holder a written notice of redemption (the "Notice of Redemption") specifying the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be seven
(7) Business Days after the date of the Notice of Redemption. On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Holder. In the event the Borrowers fail to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Notice of Redemption will be null and void.

                                   ARTICLE II
                               EVENTS OF DEFAULT

      The occurrence of any of the following events set forth in Sections 4.1 through 4.10, inclusive, shall be an "Event of Default":

      2.1. Failure to Pay Principal, Interest or other Fees. Any Borrower fails to pay when due any installment of principal, interest or other fees hereon or on any other promissory note issued pursuant to the Security Agreement, or any Borrower fails to pay when due any amount due under any other promissory note issued by such Borrower, when due in accordance with the terms of such note, and in any such case, such failure shall continue for a period of three (3) days following the date upon which any such payment was due.

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

      2.2. Breach of Covenant. Any Borrower breaches any covenant or other term or condition of this Note in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof.

      2.3. Breach of Representations and Warranties. Any representation or warranty of any Borrower or any of its Subsidiaries made herein, or the Security Agreement, or in any Ancillary Agreement shall be false or misleading in any material respect.

      2.4. Receiver or Trustee. Any Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

      2.5. Judgments. Any money judgment, writ or similar final process shall be entered or filed against any Borrower or any of its Subsidiaries or any of their respective property or other assets for more than $250,000 in the aggregate for Borrower and all such Subsidiaries, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days.

      2.6. Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against any Borrower or any of its Subsidiaries.

      2.7. Default Under Other Agreements. The occurrence of an Event of Default under and as defined in the Security Agreement or any Ancillary Agreement or any event of default (or similar term) under any other agreement evidencing indebtedness of at least $250,000.

      2.8. Change in Control. The occurrence of a change in the controlling ownership of any Borrower.

                           DEFAULT RELATED PROVISIONS

      2.9. Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Contract Rate shall automatically be increased by one and one-half percent (1.50%) per month, and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at such interest rate applicable to such Obligations until such Event of Default is cured or waived.

      2.10.  Cumulative  Remedies.   The  remedies  under  this  Note  shall  be
cumulative.

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

                                  ARTICLE III
                                DEFAULT PAYMENTS

      3.1. Default Payment. If an Event of Default occurs and is continuing beyond any applicable grace period, the Holder, at its option, may elect, in addition to all rights and remedies of Holder under the Security Agreement and the Ancillary Agreements and all obligations of each Borrower under the Security Agreement and the Ancillary Agreements, to require the Borrowers to make a Default Payment ("Default Payment"). The Default Payment shall be 115% of the outstanding principal amount of the Note, plus accrued but unpaid interest, all other fees then remaining unpaid, and all other amounts payable hereunder. The Default Payment shall be applied first to any fees due and payable to Holder pursuant to the Notes or the Ancillary Agreements, then to accrued and unpaid interest due on the Notes and then to outstanding principal balance of the Notes.

      3.2. Default Payment Date. The Default Payment shall be due and payable immediately on the date that the Holder has exercised its rights pursuant to
Section 3.1.

                                   ARTICLE IV
                                  MISCELLANEOUS

      4.1. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      4.2. Notices. Any notice herein required or permitted to be given shall be in writing and provided in accordance with the terms of the Security Agreement.

      4.3. Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented, and any successor instrument as it may be amended or supplemented.

      4.4. Assignability. This Note shall be binding upon each Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns, and may be assigned by the Holder in accordance with the requirements of the Security Agreement.

      4.5. Cost of Collection. If default is made in the payment of this Note, each Borrower shall jointly and severally pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

      4.6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Each party hereto and the individual signing this Note on behalf of each Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against any Borrower in any other jurisdiction to collect on such Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court order in favor of Holder.

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

      4.7. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrowers to the Holder and thus refunded to the Borrowers

      4.8. Security Interest. The Holder has been granted a security interest in certain assets of the Borrowers as more fully described in the Security Agreement.

      4.9. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

      4.10. Registered Obligation. This Note is intended to be a registered obligation within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i) and the Borrowers (or its agent) shall register the Note (and thereafter shall maintain such registration) as to both principal and any stated interest. Notwithstanding any document, instrument or agreement relating to this Note to the contrary, transfer of this Note (or the right to any payments of principal or stated interest thereunder) may only be effected by (i) surrender of this Note and either the reissuance by the Borrowers of this Note to the new holder or the issuance by the Borrowers of a new instrument to the new holder, or (ii) transfer through a book entry system maintained by the Borrowers (or its agent), within the meaning of Treasury Regulation Section 1.871-14(c)(1)(i)(B).

       [Balance of page intentionally left blank; signature page follows.]

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

      IN WITNESS WHEREOF, each Borrower has caused this Secured Term Note to be signed in its name effective as of this 12th day of May, 2006.

                                          THOMAS EQUIPMENT, INC.

                                          By: /s/ DAVID MARKS
                                              ---------------------------
                                              Name: David Marks
                                              Title: Chairman

                                          THOMAS VENTURES, INC.

                                          By:/s/ DAVID MARKS
                                              ---------------------------
                                              Name: David Marks
                                              Title: Chairman

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